Exhibit 10.4
SUBORDINATION AGREEMENT
     This Subordination Agreement (“Agreement”) is made and entered into this 3rd day of April, 2006 among Xponential, Inc., Curtiswood Capital, LLC (each a “Junior Creditor” and collectively the “Junior Creditors”), American IronHorse Motorcycle Company, Inc., a Texas corporation (“Debtor”), and Textron Financial Corporation (“Senior Creditor”).
WITNESSETH:
     WHEREAS, Debtor may from time to time be indebted to Junior Creditors; and
     WHEREAS, Debtor desires to continue to obtain loans, extensions of credit or other financial accommodations from Senior Creditor; and
     WHEREAS, Senior Creditor is unwilling to continue to provide such financial accommodations to Debtor unless Junior Creditors and Debtor enter into this Agreement with Senior Creditor;
     NOW, THEREFORE, for Ten Dollars ($10.00) and other valuable consideration and the mutual covenants herein and to induce Senior Creditor to continue to provide financial accommodations to or for the benefit of Debtor, the parties hereto, intending to be legally bound hereby, do agree as follows:
     1. Definitions. All terms used in this Agreement that are defined in the UCC shall have the meanings ascribed thereto in the UCC unless otherwise expressly defined herein. As used in this Agreement, the following terms shall have the meanings respectively set forth after each such term:
          “Junior Creditor Documents” shall mean the Subordinated Notes and any and all present and future agreements, documents and/or instruments evidencing, documenting, securing or otherwise relating to any or all of the indebtedness evidenced by the Subordinated Notes, all as the same may from time to time be amended, modified, extended, renewed or restated.
          “Junior Creditor Indebtedness” shall mean all of the present and future indebtedness (principal, interest (including, without limitation, interest accruing after the commencement of a bankruptcy proceeding by or against Debtor), fees, collection costs and expenses and other amounts), liabilities and obligations of Debtor to Junior Creditors evidenced by or arising under any one or more of the Junior Creditor Documents, all whether fixed or contingent, matured or unmatured, liquidated or unliquidated, and whether arising under contract, in tort or otherwise.
          “Senior Creditor Collateral” shall mean all of the property and assets of Debtor described on Exhibit A attached hereto and incorporated herein by reference and all cash and non-cash proceeds thereof.
          “Senior Creditor Documents” shall mean that certain (a) Amended and Restated Loan and Security Agreement between Senior Creditor, as lender, and Debtor, as borrower, dated as of March 28, 2005, as amended by instrument dated January 20,

2006 (the “Senior Loan Agreement”) and (b) any and all present and future agreements, documents and/or instruments evidencing, documenting, securing or otherwise relating to any or all of the Senior Creditor Indebtedness, all as the same may from time to time be amended, modified, extended, supplemented, renewed or restated.
          “Senior Creditor Indebtedness” shall mean all of the present and future indebtedness (principal, interest (including, without limitation, interest accruing after the commencement of a bankruptcy proceeding by or against Debtor), fees, collection costs and expenses and other amounts), liabilities and obligations (including, without limitation, letter of credit reimbursement obligations) of Debtor to Senior Creditor (including, without limitation, all of the indebtedness evidenced by or arising under any one or more of the Senior Creditor Documents), all whether fixed or contingent, matured or unmatured, liquidated or unliquidated, and whether arising under contract, in tort or otherwise.
          “Subordinated Notes” means those two certain Promissory Notes made by Debtor to the order of each Junior Creditor, one in the principal amount of $900,000.00 and one in the principal amount of $100,000, a true and correct copy of each of which is annexed hereto as Exhibits B-1 and B-2 and made a part hereof.
          “UCC” shall mean the Uniform Commercial Code, as in effect from time to time in the State of Texas.
     2. Subordination. Subject to the provisions of Paragraph 3 hereof, Junior Creditors hereby postpone and subordinate all of the Junior Creditor Indebtedness to the full and final payment and discharge of the Senior Creditor Indebtedness. Without limiting the generality of the foregoing, in the event of any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of Debtor or the proceeds thereof to creditors of Debtor or upon any indebtedness of Debtor by reason of the liquidation, dissolution or other winding up of Debtor or Debtor’s business or in the event of any sale, receivership, insolvency or bankruptcy proceeding or assignment for the benefit of creditors or any proceeding by or against Debtor for any relief under any bankruptcy or insolvency laws relating to the relief of Debtor’s readjustment of indebtedness, reorganization, composition or extension, then, and in any such event, any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any of the Junior Creditor Indebtedness shall be payable and delivered directly to Senior Creditor for application for the Senior Creditor Indebtedness (whether or not the same is then due) until all of the Senior Creditor Indebtedness has been fully paid and discharged. The Subordinated Notes shall at all times bear a conspicuous legend that the Junior Creditor Indebtedness evidenced thereby is subordinated to the Senior Creditor Indebtedness pursuant to this Agreement. Debtor’s and Junior Creditors’ books shall be marked to evidence the subordination of all of the Junior Creditor Indebtedness to Senior Creditor. Senior Creditor is authorized to examine such books from time to time and to make any notations required by this Agreement. The provisions of this Paragraph 2 shall remain effective and binding upon Junior Creditors, to the full extent of the Senior Creditor Indebtedness, even if any of the Senior Creditor Indebtedness is avoided, equitably subordinated or nullified in any bankruptcy case.

     3. Permitted Payments. If and for so long as no Default or Event of Default (as those terms are defined in the Senior Creditor Documents) exists at the time, or would result from the making of such payment, Debtor may pay to Junior Creditors, and Junior Creditors may accept and retain, any regularly scheduled payments of interest only due and owing to Junior Creditors by Debtor under the Subordinated Notes in accordance with their present tenor. Principal reduction payments or prepayments of principal of any kind to Junior Creditors shall be allowed only if made from Permitted Recapitalization Proceeds of Debtor where no Default or Event of Default (as those terms are defined in the Senior Loan Agreement) exists at the time or would result from making such payments. For purposes of this Agreement, “Permitted Recapitalization Proceeds” means cash proceeds from any recapitalization of Debtor or any subsidiary of Debtor involving the public or private sale or issuance of one or more classes of stock, bonds, debentures, notes or other equity or debt securities of Debtor.
     4. No Third Party Beneficiaries. All undertakings, agreements, representations and warranties contained in this Agreement are solely for the benefit of Junior Creditors and Senior Creditor and there are no other parties (including, without limitation, Debtor) who are intended to be benefited in any way by this Agreement. The existence of this Agreement shall not commit or obligate Junior Creditors or Senior Creditor to make loans or extend credit to Debtor.
     5. Standstill.
     (a) Notwithstanding anything to the contrary contained in the Junior Creditor Documents:
          (1) Until Senior Creditor notifies Junior Creditors by certified mail, return receipt requested, that Senior Creditor has exercised its right to declare that all obligations of Debtor due to Senior Creditor under any of the Senior Creditor Documents have become immediately due and payable as a result of a Default or an Event of Default under the Senior Creditor Documents (the “Notice of Acceleration”), Junior Creditors shall not have the right to take any action with respect to the Junior Creditor Indebtedness, including, without limitation, declaring an event of default, or accelerating the Junior Creditor Indebtedness; and
          (2) Junior Creditors shall not have the right to institute any legal action or to otherwise attempt to enforce Junior Creditor’s rights with respect to the Junior Creditor Indebtedness until one hundred eighty (180) days after Junior Creditor’s receipt of the Notice of Acceleration.
     6. Turnover of Senior Creditor Collateral Received by Junior Creditors. In the event of any payment or distribution to Junior Creditors, or any of them, is made from any of the Senior Creditor Collateral upon or with respect to any of the Junior Creditor Indebtedness prior to the time all of the Senior Creditor Indebtedness shall have been fully, finally and indefeasibly paid in cash and all financing arrangements and commitments by and between Debtor and Senior Creditor shall have been terminated (other than voluntary payments by Debtor to Junior Creditors on the Junior Creditor Indebtedness to the extent permitted under Paragraph 3 above), Junior Creditors shall receive and hold the same in trust, as trustee, for the benefit of Senior

Creditor and shall forthwith deliver the same to Senior Creditor in precisely the form received (except for the endorsement or assignment of Junior Creditors where necessary) for application against the Senior Creditor Indebtedness whether due or not due, and, until so delivered, the same shall be in trust by Junior Creditors as the property of Senior Creditor.
     7. Representations and Agreements of Junior Creditors and Debtor. Junior Creditors, and each of them, and Debtor represent and warrant to, and covenant and agree with, Senior Creditor that: (a) as of the date hereof the outstanding principal balance of the Junior Creditor Indebtedness as defined herein is $1,000,000.00; (b) Junior Creditors will provide Senior Creditor with written notice of the declaration by Junior Creditors of any default or event of default under any of the Junior Creditor Documents; (c) Junior Creditors agree not to oppose, interfere with or otherwise attempt to prevent Senior Creditor from enforcing its security interests in and/or liens on any of the Senior Creditor Collateral or otherwise realizing upon any of the Senior Creditor Collateral; (d) Junior Creditors and Debtor shall not amend, alter or modify any provision of the Subordinated Notes without the prior written consent of Senior Creditor; (e) Junior Creditors shall not commence or join with any other creditors of Debtor in commencing any bankruptcy, reorganization, receivership or insolvency proceeding against Debtor; and (f) neither Debtor nor any Junior Creditor otherwise shall take or permit any action prejudicial to, or inconsistent with, Senior Creditor’s priority position over Junior Creditors that is created by this Agreement.
     8. Insurance Proceeds. In the event of the occurrence of any casualty with respect to any of the Senior Creditor Collateral, Junior Creditors and Senior Creditor agree that Senior Creditor shall have the sole and exclusive right to adjust, compromise or settle any such loss with the insurer thereof, and to collect and receive the proceeds from such insurer. Any proceeds of insurance in excess of the Senior Creditor Indebtedness and other secured indebtedness of Debtor will be available for payment of the Junior Creditor Indebtedness. Any insurer shall be fully protected if it acts in reliance on the provisions of this Paragraph 8.
     9. Waiver of Certain Rights. Each Junior Creditor hereby waives any and all rights to (a) require Senior Creditor to marshal any property or assets of Debtor or to resort to any of the property or assets of Debtor in any particular order or manner; (b) require Senior Creditor to enforce any guaranty or any security interest or lien given by any person or entity other than Debtor to secure the payment of any or all of the Senior Creditor Indebtedness as a condition precedent or concurrent to taking any action against or with respect to the Senior Creditor Collateral; (c) commence any proceedings (whether through the filing of an involuntary petition against Debtor or otherwise) under any bankruptcy, insolvency, reorganization, receivership or similar laws for arrangement of debts of Debtor; and/or (d) bring any action to contest the validity, legality, enforceability, perfection, priority or avoidability of any of the Senior Creditor Indebtedness, any of the Senior Creditor Documents or any of the security interests and/or liens of Senior Creditor in or on any of the Senior Creditor Collateral.
     10. Bankruptcy Financing Issues. This Agreement shall continue in full force and effect after the filing of any petition for relief by or against Debtor under the United States Bankruptcy Code (the “Code”) and all converted or succeeding cases in respect thereof (all references herein to the Debtor being deemed to apply to Debtor as debtor-in-possession and to a trustee for the Debtor), and shall apply with full force and effect with respect to all Senior Creditor Collateral acquired by the Debtor, and to all Senior Creditor Indebtedness and Junior Creditor Indebtedness incurred by the Debtor, subsequent to such filing. If Debtor shall become subject to a proceeding under the Code, and if Senior Creditor shall desire to permit the use of cash collateral by Debtor or to provide post-petition financing from Senior Creditor to Debtor, each Junior Creditor agrees as follows: (a) adequate notice to Junior Creditors shall be deemed to have been provided for such use of cash collateral or such post-petition financing if Junior Creditors receive notice thereof at least three (3) business days prior to the earlier of (i) any hearing on a request to approve such use of cash collateral or such post-petition financing or (ii) the date of entry of an order approving the same. No objection will be raised by Junior Creditors to Senior Creditor’s motion for relief from the automatic stay in any such proceeding to foreclose on, sell or otherwise realize upon the Senior Creditor Collateral.
     11. Assignment of Junior Creditor Indebtedness. Each Junior Creditor represents and warrants to Senior Creditor that it has not previously assigned any interest in any of the Junior Creditor Indebtedness, that no other party owns an interest in any of the Junior Creditor Indebtedness other than Junior Creditors (whether as joint holders of the Junior Creditor Indebtedness, as participants or otherwise) and that the entire Junior Creditor Indebtedness is owed only to Junior Creditors. Each Junior Creditor covenants and agrees with Senior Creditor that the entire Junior Creditor Indebtedness shall continue to be owing only to Junior Creditors, unless such indebtedness is assigned expressly subject to the terms, provisions and conditions of this Agreement, the assignee of such indebtedness agrees in writing to be bound by the terms, provisions and conditions of this Agreement and Junior Creditors shall have delivered such executed assignment and assumption agreements to Senior Creditor.
     12. Term. This Agreement shall remain in full force and effect until all of the Senior Creditor Indebtedness shall have been fully, finally and indefeasibly paid in cash and all financing arrangements and commitments between Debtor and Senior Creditor shall have been terminated. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Creditor Indebtedness is rescinded or must otherwise be returned by Senior Creditor upon the insolvency, bankruptcy or reorganization of Debtor or otherwise, all as though such payment had not been made. This is a continuing agreement of subordination and Senior Creditor may continue to extend credit or other financial accommodations and loan monies to or for the benefit of Debtor, on the faith hereof, under the Senior Creditor Documents or otherwise without notice to Junior Creditors.
     13. Amendment of Senior Creditor Indebtedness; Release of Senior Creditor Collateral. Senior Creditor may at any time and from time to time (a) enter into such agreements with Debtor as Senior Creditor may deem proper (i) increasing or decreasing the principal amount of extending the time of payment of and/or renewing or otherwise amending or altering the terms (including, without limitation, the interest rates) of any or all of the Senior Creditor Indebtedness and/or (ii) amending, modifying or otherwise altering the terms of the Senior Creditor Documents and (b) exchange, sell, release, surrender or otherwise deal with any or all of the Senior Creditor Collateral, all without in any way compromising or affecting this Agreement.
     14. Reliance by Senior Creditor; Waiver of Notices; No Representations by Senior Creditor; Management of Credit Facilities by Senior Creditor. All of the Senior Creditor Indebtedness shall be deemed to have been made or incurred in reliance upon this Agreement. Each Junior Creditor expressly waives all notice of the acceptance by Senior Creditor of the provisions of this Agreement and all other notices not specifically required pursuant to the terms of this Agreement. Each Junior Creditor agrees that Senior Creditor has not made any representation or warranty with respect to the due execution, legality, validity, completeness or enforceability of any of the Senior Creditor Documents, the perfection or priority of any security interest or lien securing any or all of the Senior Creditor Indebtedness or the collectibility of any of the Senior Creditor Indebtedness. Senior Creditor shall be entitled to manage and supervise its credit facilities with Debtor in accordance with applicable law and its usual business practices, modified from time to time as it deems appropriate under the circumstances, without regard to the existence of any rights that any Junior Creditor may have now or hereafter in or to any of the property or assets of Debtor, and Senior Creditor shall have no liability to any Junior Creditor for any loss, claim or damage allegedly suffered by any Junior Creditor in any proceeding by Senior Creditor to foreclose or otherwise enforce any of its security interests in and/or liens on any of the Senior Creditor Collateral.
     15. Financial Conditions of Borrower. Each Junior Creditor hereby assumes responsibility for keeping itself informed of the financial condition of Debtor and any and all guarantors of the Junior Creditor Indebtedness and of all other circumstances bearing upon the risk of nonpayment of the Junior Creditor Indebtedness that diligent inquiry would reveal and each Junior Creditor hereby agrees that Senior Creditor shall have no duty to advise each Junior Creditor of any information regarding such condition or any such circumstances.
     16. Notices. Any notice, request, demand, consent or other communication hereunder shall be in writing and (a) delivered in person or (b) sent by telecopy and confirmed by certified mail, return receipt requested and postage pre-paid or (c) sent by certified mail, return receipt requested, to the applicable party at its address or telecopy number set forth on the signature pages hereof, or at such other address or telecopy number as any party hereto may designate as its address for communications hereunder by notice so given. Such notices shall be deemed effective on the day on which delivered or sent if delivered in person or sent by telecopy, or on the third business day after the day on which mailed, if sent by certified mail.
     17. Further Assurances. Each Junior Creditor hereby covenants and agrees at its own expense to take any and all additional actions and execute, deliver, file and/or record any and all additional agreements, documents and instruments as may be necessary or as Senior Creditor may from time to time reasonably request to effect the subordination and other provisions of this Agreement.
     18. Modifications in Writing. No amendment, modification, supplement, termination, consent or waiver of or to any provision of this Agreement nor any consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by or on behalf of each Junior Creditor and Senior Creditor. Any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given.
     19. Waivers; Failure or Delay. No failure or delay on the part of Junior Creditors, or any one of them, or Senior Creditor in the exercise of any power, right, remedy or privilege under this Agreement shall impair such power, right, remedy or privilege or shall operate as a waiver thereof; nor shall any single or partial exercise of any such power, right, remedy or privilege preclude any other or further exercise of any other power, right, remedy or privilege. The waiver of any such right, power, remedy or privilege with respect to particular facts and circumstances shall not be deemed to be a waiver with respect to other facts and circumstances.
     20. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.
     21. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Junior Creditors and Senior Creditor and their respective successors and assigns.
     22. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Texas (without reference to conflict of law principles). EACH JUNIOR CREDITOR, DEBTOR AND SENIOR CREDITOR HEREBY IRREVOCABLY (A) CONSENT AND SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF TEXAS, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND (B) WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION IN WHICH JUNIOR CREDITORS (OR ANY ONE OF THEM), DEBTOR AND SENIOR CREDITOR ARE PARTIES RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.
     23. Equitable Remedies. Each party to this Agreement acknowledges that the breach by it of any of the provisions of this Agreement is likely to cause irreparable damage to the other parties. Therefore, the relief to which any party shall be entitled in the event of any such breach or threatened breach shall include, but not be limited to, a mandatory injunction for specific performance, injunctive or other judicial relief to prevent a violation of any of the provisions of this Agreement, damages and any other relief to which it may be entitled at law or in equity.
     24. Attorneys’ Fees and Expenses. In the event of any dispute concerning the meaning or interpretation of this Agreement which results in litigation, or in the event of any litigation by a party hereto to enforce the provisions hereof, the prevailing party shall be entitled to recover from the non-prevailing party, in addition to its other damages, its reasonable attorneys’ fees and expenses and any actual court costs incurred.
     25. Headings. Paragraph headings used in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement for any purpose or affect the construction of this Agreement.
     26. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. This Agreement shall become effective upon the execution and delivery of a counterpart hereof by each of the parties hereto. Any signature delivered by a party via facsimile shall be deemed to be an original signature hereto.
     IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

JUNIOR CREDITORS:	XPONENTIAL, INC.

	By:	/s/ Dwayne A. Moyers

Dwayne A. Moyers, Chairman of
the Board, Chief Executive Officer and
Vice President

6400 Atlantic Boulevard, Suite 190
Norcross, Georgia 30071
Telecopy: 678-305-7213

CURTISWOOD CAPITAL, LLC

	By:	/s/ Mark Eberle

Name: Mark Eberle
Title: Managing Director

104 Woodmont Boulevard, Suite 200
Nashville, Tennessee 37205
Telecopy: 615- 386-0412

SENIOR CREDITOR:	TEXTRON FINANCIAL
CORPORATION

	By:	/s/ Eric R. Hubbard

Name: Eric R. Hubbard
Title: Duly Authorized Signatory

11575 Great Oaks Parkway
Suite 210
Alpharetta, Georgia 30022
Attn: SVP — ABLG Portfolio Mgmt.
Telecopy: 770-360-1672

WITH A COPY TO:	11575 Great Oaks Parkway
Suite 210
Alpharetta, Georgia 30022
Attn: ABLG Group Counsel
Telecopy: 770-360-1548

DEBTOR:	AMERICAN IRONHORSE
MOTORCYCLE COMPANY, INC.

	By:	/s/ Robert A. Krause

Name: Robert A. Krause
Title: Chief Financial Officer

4600 Blue Mound Road
Fort Worth, Texas 7610
Telecopy: 817-665-2009

WITH A COPY TO:	Margaret E. Holland
Holland, Johns, Schwartz & Penny, L.L.P.
306 West Seventh Street, Suite 500
Fort Worth, Texas 76102-4982
Telecopy: 817-332-3140